CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We hereby consent to the use in this registration statement on Form SB-2 dated June 21, 2001 of our report dated May 1, 2001, relating to the financial statements of Trap & Track, Technologies, Inc. as of April 23, 2001 and to the reference to our firm under the caption EXPERTS in the registration statement.


/s/Pritcheet, Siler & Hardy, P.C.

Pritchett, Siler & Hardy, P.C.
Certified Public Accountants

June 21, 2001
Salt Lake City, Utah